Perma-Fix Achieves Profitability for the First Quarter of 2018

ATLANTA – May 9, 2018 – Perma-Fix Environmental Services, Inc. (NASDAQ: PESI) (the “Company”) today announced financial results for the first quarter ended March 31, 2018.

Q1 2018 financial highlights:

●	Gross profit increases to $3.3 million versus $2.7 million for the first quarter of 2017
●	Gross margin increases 480 basis points to 26.2%
●	Reports net income attributable to common stockholders of $136,000 or $0.01 per share versus net loss of $727,000 or ($0.06) per share, for the same period in 2017
●	Waste treatment backlog increases 34% versus the same period last year
●	Achieves Adjusted EBITDA (defined below) of $789,000

Mark Duff, President and CEO of the Company, commented, “I am pleased to report we achieved profitability for the first quarter of 2018, which reflects the success of our efforts to streamline operations while broadening our market base in both segments. Our revenue remained unchanged over Q1 2017 due to stability in our Services Segment, and strong backlog at our treatment facilities as we entered the first quarter. We continue to see our backlog grow within the Treatment Segment, which we believe provides us good visibility into the second quarter and second half of the year. We are further encouraged by the improved budget within the Department of Energy as well as defense clients that are beginning to move more waste while initiating remediation activities. As a result, we expect a solid year in our Treatment Segment. Within the Services Segment, this was an active quarter for project bids with several new proposal submittals, which we believe will provide potential for increased field projects this summer. Recent initiatives to increase efficiency at our treatment facilities coupled with reduced costs from closure of the M&EC facility, resulted in an improvement in both gross profit, and an increase in gross margin of more than 480 basis points. Accordingly, we generated $789,000 of adjusted EBITDA and achieved positive net income attributable to common shareholders.”

“Looking ahead, we continue to expand our offering, and are actively pursuing new opportunities that we believe will help drive growth and further diversify our revenues. The expansion initiatives at each of our treatment facilities should come on line in the third quarter, which we expect will help to further enhance our offering to clients and increase the addressable market.”

Financial Results

Revenue was $12.7 million for the first quarter of 2017 and 2018. Revenue from the Services Segment increased $1.0 million to $3.7 million for the first quarter of 2018 from $2.7 million for the same period in 2017. Revenue for the Treatment Segment decreased to $9.0 million for the first quarter of 2018 from $10.0 million for the same period in 2017 primarily from decreased waste volume.

Gross profit for the first quarter of 2018 was $3.3 million versus $2.7 million for the first quarter of 2017 primarily due to higher revenue in the Services Segment. Gross margin increased to 26.2% from 21.4% for the same period last year primarily due to higher revenue achieved within our Services Segment and the reduction in our fixed costs in our Treatment Segment.

Operating income for the first quarter of 2018 was $317,000 versus operating loss of $520,000 for the first quarter of 2017. Net income attributable to common stockholders for the first quarter of 2018 was $136,000 or $0.01 per share versus net loss of $727,000 or ($0.06) per share, for the same period in 2017.

The Company reported Adjusted EBITDA of $789,000 from continuing operations at March 31, 2018, as compared to Adjusted EBITDA of $835,000 from continuing operations during the corresponding period of 2017. The Company defines EBITDA as earnings before interest, taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA before research and development costs related to the Medical Isotope project. Both EBITDA and Adjusted EBITDA are not measures of performance calculated in accordance with Generally Accepted Accounting Principles in the United States of America (“GAAP”), and should not be considered in isolation of, or as a substitute for, earnings as an indicator of operating performance or cash flows from operating activities as a measure of liquidity. The Company believes the presentation of EBITDA and Adjusted EBITDA is relevant and useful by enhancing the readers’ ability to understand the Company’s operating performance. The Company’s management utilizes EBITDA and Adjusted EBITDA as means to measure performance. The Company’s measurements of EBITDA and Adjusted EBITDA may not be comparable to similar titled measures reported by other companies. The table below reconciles EBITDA and Adjusted EBITDA, both non-GAAP measures, to GAAP numbers for income (loss) from continuing operations for the three months ended March 31, 2018 and 2017.

	Quarter Ended
	March 31,
(In thousands)	2018	2017
Income (loss) from continuing operations	$253	$(675)

Adjustments:
Depreciation & amortization	372	1,155
Interest income	(49)	(35)
Interest expense	53	100
Interest expense - financing fees	9	9
Income tax expense	51	81

EBITDA	$689	$635

Research and development costs related to Medical Isotope project	100	200

Adjusted EBITDA	$789	$835

The tables below present certain unaudited financial information for the business segments, which excludes allocation of corporate expenses:

	Quarter Ended			Quarter Ended
	March 31, 2018			March 31, 2017
	(Unaudited)			(Unaudited)
(In thousands)	Treatment	Services	Medical	Treatment	Services	Medical
Revenues	$8,959	$3,699	$—	$10,034	$2,673	$—
Gross profit	2,780	541	—	2,687	32	—
Segment profit (loss)	1,693	(86)	(100)	1,522	(707)	(200)

Conference Call

Perma-Fix will host a conference call at 11:00 a.m. ET on Wednesday, May 9, 2018. The call will be available on the Company’s website at www.perma-fix.com, or by calling 877-407-0778 for U.S. callers, or +1 201-689-8565 for international callers. The conference call will be led by Mark J. Duff, Chief Executive Officer, Dr. Louis F. Centofanti, Executive Vice President of Strategic Initiatives, and Ben Naccarato, Vice President and Chief Financial Officer of Perma-Fix Environmental Services, Inc.

A webcast will also be archived on the Company’s website and a telephone replay of the call will be available approximately one hour following the call, through 11:00 p.m. May 15, 2018, and can be accessed by calling: 877-481-4010 (U.S. callers) or +1 919-882-2331 (international callers) and entering conference ID: 29065.

About Perma-Fix Environmental Services

Perma-Fix Environmental Services, Inc. is a nuclear services company and leading provider of nuclear and mixed waste management services. The Company’s nuclear waste services include management and treatment of radioactive and mixed waste for hospitals, research labs and institutions, federal agencies, including the DOE, the Department of Defense (“DOD”), and the commercial nuclear industry. The Company’s nuclear services group provides project management, waste management, environmental restoration, decontamination and decommissioning, new build construction, and radiological protection, safety and industrial hygiene capability to our clients. The Company operates three nuclear waste treatment facilities and provides nuclear services at DOE, DOD, and commercial facilities, nationwide.

Please visit us at http://www.perma-fix.com.

This press release contains “forward-looking statements” which are based largely on the Company’s expectations and are subject to various business risks and uncertainties, certain of which are beyond the Company’s control. Forward-looking statements generally are identifiable by use of the words such as “believe”, “expects”, “intends”, “anticipate”, “plan to”, “estimates”, “projects”, and similar expressions. Forward-looking statements include, but are not limited to: good visibility into the second quarter and second half of the year; potential for increased field projects this summer; continue growth of backlog at our treatment facilities; encouraged by the improved budget within the Department of Energy as well as defense clients; expect a solid year in our Treatment Segment; expand our offering and pursuing new opportunities that will help drive growth and further diversify our revenues; expansion initiatives at each our treatment facilities should come on line in the third quarter; and reduced overhead.These forward-looking statements are intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. While the Company believes the expectations reflected in this news release are reasonable, it can give no assurance such expectations will prove to be correct. There are a variety of factors which could cause future outcomes to differ materially from those described in this release, including, without limitation, future economic conditions; industry conditions; competitive pressures; our ability to apply, commercialize, and market our new technologies; the government or such other party to a contract granted to us fails to abide by or comply with the contract or to deliver waste as anticipated under the contract or terminates existing contracts; Our Medical Segment obtains necessary financing or capital to complete its development; regulatory approvals; that Congress provides continuing funding for the DOD’s and DOE’s remediation projects; ability to obtain new foreign and domestic remediation contracts; and the additional factors referred to under “Risk Factors” and “Special Note Regarding Forward-Looking Statements” of our 2017 Form 10-K and Form 10-Q for quarter ended March 31, 2018. The Company makes no commitment to disclose any revisions to forward-looking statements, or any facts, events or circumstances after the date hereof that bear upon forward-looking statements.

Please visit us on the World Wide Web at http://www.perma-fix.com.

FINANCIAL TABLES FOLLOW

Contacts:

David K. Waldman-US Investor Relations

Crescendo Communications, LLC

(212) 671-1021

Herbert Strauss-European Investor Relations

herbert@eu-ir.com

+43 316 296 316

PERMA-FIX ENVIRONMENTAL SERVICES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended March 31,
(Amounts in Thousands, Except for Per Share Amounts)	2018	2017

Revenues	$12,658	$12,707
Cost of goods sold	9,337	9,988
Gross profit	3,321	2,719

Selling, general and administrative expenses	2,780	2,850
Research and development	232	389
Gain on disposal of property and equipment	(8)	—
Income (loss) from operations	317	(520)

Other income (expense):
Interest income	49	35
Interest expense	(53)	(100)
Interest expense-financing fees	(9)	(9)
Income (loss) from continuing operations before taxes	304	(594)
Income tax expense	(51)	(81)
Income (loss) from continuing operations, net of taxes	253	(675)

Loss from discontinued operations, net of taxes of $0	(157)	(131)
Net income (loss)	96	(806)

Net loss attributable to non-controlling interest	(40)	(79)

Net Income (loss) attributable to Perma-Fix Environmental Services, Inc. common stockholders	$136	$(727)

Net income (loss) per common share attributable to Perma-Fix Environmental Services, Inc. stockholders - basic and diluted:

Continuing operations	$.02	$(.05)
Discontinued operations	(.01)	(.01)
Net income (loss) per common share	$.01	$(.06)

Number of common shares used in computing net income (loss) per share:
Basic	11,747	11,681
Diluted	11,773	11,681

PERMA-FIX ENVIRONMENTAL SERVICES, INC.

CONSOLIDATED BALANCE SHEET

	(Unaudited)	(Audited)
(Amounts in Thousands, Except for Share and Per Share Amounts)	March 31, 2017	December 31, 2017

ASSETS
Current assets:
Cash and equivalents	$2,916	$1,063
Account receivable, net of allowance for doubtful
accounts of $725 and $720, respectively	4,762	7,940
Unbilled receivables	4,574	4,547
Other current assets	3,621	3,674
Assets of discontinued operations included in current assets, net of allowance for doubtful accounts of $0 for each period presented	94	89
Total current assets	15,967	17,313

Net property and equipment	14,830	14,870
Property and equipment of discontinued operations, net of accumulated depreciation of $10 for each period presented	81	81
Intangibles and other assets	26,928	27,079
Other assets related to discontinued operations	176	195
Total assets	$57,982	$59,538

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$17,547	$18,676
Current liabilities related to discontinued operations	892	905
Total current liabilities	18,439	19,581

Long-term liabilities	10,869	11,152
Long-term liabilities related to discontinued operations	351	359
Total liabilities	29,659	31,092
Commitments and Contingencies
Series B Preferred Stock of subsidiary, $1.00 par value; 1,467,396 shares authorized, 1,284,730 shares issued and outstanding, liquidation value $1.00 per share plus accrued and unpaid dividends of $1,011 and $955, respectively	1,285	1,285
Stockholders’ equity:
Preferred Stock, $.001 par value; 2,000,000 shares authorized, no shares issued and outstanding	—	—
Common Stock, $.001 par value; 30,000,000 shares authorized, 11,754,697 and 11,738,623 shares issued, respectively; 11,747,055 and 11,730,981 shares outstanding, respectively	12	12
Additional paid-in capital	106,523	106,417
Accumulated deficit	(78,074)	(77,893)
Accumulated other comprehensive loss	(120)	(112)
Less Common Stock held in treasury, at cost: 7,642 shares	(88)	(88)
Total Perma-Fix Environmental Services, Inc. stockholders’ equity	28,253	28,336
Non-controlling interest in subsidiary	(1,215)	(1,175)
Total stockholders’ equity	27,038	27,161

Total liabilities and stockholders’ equity	$57,982	$59,538